UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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American Woodmark Corporation
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561 Shady Elm Road
Winchester, Virginia 22602

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

    The Annual Meeting of Shareholders ("Annual Meeting") of American Woodmark Corporation (the "Company") will be held at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, on Thursday, August 18, 2022, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company's Board of Directors;
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2023;
3.	To approve on an advisory basis the Company's executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only shareholders of record of shares of the Company's common stock at the close of business on June 17, 2022 will be entitled to vote at the Annual Meeting or any adjournments thereof.

    Whether or not you plan to attend the Annual Meeting, please mark, sign, and date the enclosed proxy and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

    All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors
Paul Joachimczyk
Secretary

July 8, 2022

AMERICAN WOODMARK CORPORATION
561 Shady Elm Road
Winchester, Virginia 22602

Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting. This Proxy Statement will be mailed to shareholders of American Woodmark Corporation (the "Company," "American Woodmark" or "us") on or about July 8, 2022.

Annual Stockholders meeting

Date	August 18, 2022

Time	9:00 a.m. Eastern Daylight Time

Place	American Woodmark Corporation Corporate Office
561 Shady Elm Road
Winchester, Virginia 22602

Record date	June 17, 2022

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda

•Election of nine directors
•Ratification of Ernst & Young LLP ("EY") as our independent registered public accounting firm for fiscal year ending April 30, 2023 ("fiscal year 2023")
•Advisory approval of executive compensation
•Transact other business that may properly come before the meeting

Voting Matter and Vote Recommendation

Item		Board recommendation	Reasons for recommendations	More information

1.	Election of nine directors	FOR
The Board and Governance, Sustainability and Nominating Committee believe that the nine director nominees possess the skills and experience to effectively monitor performance, provide oversight, and advise management on the Company's long-term strategy.
Page 4

2.	Ratification of EY as our independent registered public accounting firm for fiscal year 2023	FOR	Based on its recently completed competitive bid process, the Audit Committee believes that EY's retention for fiscal year 2023 is in the best interests of the Company.	Page 44

3.	Advisory approval of executive compensation	FOR	The Company's executive compensation programs demonstrate the Company's pay for performance philosophy.	Page 45

Company Management Profile
The following table provides summary information about each current director.

					Committee memberships
Name	Age	Director since calendar year	Independent	Other public boards	AC	CC	GC	Attended at least 75% of Board and committee meetings	Up for election at current Annual Meeting
Martha M. Hayes	71	1995	Yes	0		C	M	Yes	Yes
James G. Davis, Jr.	63	2002	Yes	0	M, F		C	Yes	Yes
Daniel T. Hendrix	67	2005	Yes	1	C, F			Yes	Yes
Andrew B. Cogan	59	2009	Yes	1	M, F			Yes	Yes
Vance W. Tang	55	2009	Yes	1		M	M	Yes	Yes
M. Scott Culbreth	51	2020	No	1				Yes	Yes
David A. Rodriguez	63	2020	Yes	0		M	M	Yes	Yes
Emily C. Videtto	40	2021	Yes	0	M			Yes	Yes
Latasha M. Akoma	51	2022	Yes	0	M			Yes	Yes

AC - Audit Committee                    C - Chair
CC - Compensation and Social Principles Committee        M - Member
GC - Governance, Sustainability and Nominating Committee    F - Financial Expert

Voting Rights, Procedures, and Solicitation

Proxy Solicitation

    This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the "Company") on or about July 8, 2022, is furnished in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") in the accompanying form for use at the 2022 Annual Meeting of Shareholders (the "Annual Meeting") to be held at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, on Thursday, August 18, 2022, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2022 is being mailed to you with this Proxy Statement.

In light of the COVID-19 pandemic, we are holding the Annual Meeting at our corporate headquarters. This will give us the greatest flexibility to make necessary adjustments to the room in to order hold the meeting as safely as possible and in accordance with current guidelines from the Center for Disease Control and Prevention (the "CDC") and the Commonwealth of Virginia. While we will be implementing measures to reduce the risk of COVID-19, we cannot guarantee the safety of all attendees due to the nature of the virus. We encourage you to submit your vote by proxy ahead of the meeting date so your vote will still be counted should you decide to not attend for health reasons.

Also in light of the COVID-19 pandemic, we will provide remote telephonic access to the Annual Meeting. Shareholders wishing to listen to the meeting may dial 1-877-270-2148. Due to increased conference call volume noted by service providers, the Company encourages call participants to dial in at least fifteen minutes prior to the start of the Annual Meeting. Please note however that call participants will not be able to vote their shares telephonically and will be placed on mute for the business portion of the annual meeting. There will be a question and answer session after the end of the business portion of the meeting, and we will attempt to take questions from telephone participants during that question and answer session. Please note that if you plan to join our Annual Meeting using this remote telephonic access, you must submit your proxy ahead of the meeting date to be able to vote your shares.

In addition to the solicitation of proxies by mail, the Company's officers and other employees, without additional compensation, may solicit proxies by telephone and personal interview. The Company will bear the cost of all solicitation efforts. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company's common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

    On June 17, 2022, the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting, there were 16,593,644 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the owner to one vote on each matter presented.

Revocability and Voting of Proxy

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy;
•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares; or
•	attending the Annual Meeting and voting in person.

    Votes will be tabulated by one or more inspectors of election. A proxy, if properly executed and not revoked, will be voted as specified by the shareholder. If the shareholder does not specify his or her choice but returns a properly executed proxy card, the shares will be voted as follows:

•	"FOR" the election of the nine nominees for director named herein;
•	"FOR" the ratification of EY as the independent registered public accounting firm of the Company for fiscal year 2023;
•	"FOR" the approval on an advisory basis of the compensation of the Company's named executive officers ("NEOs") as disclosed in this Proxy Statement; and
•	In the proxies' discretion on any other matters properly coming before the Annual Meeting or any adjournment thereof.

A majority of the total outstanding shares of common stock of the Company entitled to vote on matters to be considered at the Annual Meeting, represented in person or by proxy, constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

    The Company's bylaws require that, in uncontested elections, each director receive a majority of the votes cast with respect to that director (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Actions on all other matters to come before the meeting will be approved if the votes cast "for" that action exceed the votes cast "against" it. Abstentions and Broker Shares that are not voted on a particular matter are not considered votes cast and, therefore, will have no effect on the outcome of the election of directors or any other matter.

    Participants in the American Woodmark Corporation Retirement Savings Plan will receive a proxy packet from the Company's transfer agent and registrar, Computershare Shareholder Services, enabling them to provide instructions for voting the shares of the Company's common stock held in their plan accounts. The Newport Group, the plan's administrator, will determine the number of shares beneficially owned by each participant and communicate that information to the transfer agent. Each participant's voting instructions must be properly executed and returned in the envelope provided in order for the participant's shares to be voted. If a participant does not return voting instructions, then the shares held in the participant's account will be voted by the trustee of the plan in the same manner as shares voted by other plan participants.

ITEM 1 – ELECTION OF DIRECTORS

    The Board is currently comprised of nine members, each of whom have been recommended by the Governance, Sustainability and Nominating Committee to the Board and nominated by the Board for election at the Annual Meeting to continue to serve on the Board. Unless otherwise specified, if returned and properly executed, the enclosed proxy will be voted for the nine persons named below to serve until the next Annual Meeting and until their successors are elected and duly qualified. Each of the nominees listed below was elected by shareholders at the last annual meeting for a term expiring at the Annual Meeting, with the exception of Ms. Akoma, who was elected by the Board on February 4, 2022. Ms. Akoma was recommended by a third-party search firm.

Carol B. Moerdyk, who turned 72 during the past fiscal year, will not stand for re-election due to the Board of Directors mandatory retirement age policy and retired effective at our May 2022 board meeting and the size of the Board of Directors was reduced from ten to nine directors. As part of the Board's refreshment planning, the Company has taken this transition as an opportunity to bring new perspectives and insights through the recent addition of Ms. Akoma with her experience in manufacturing operations, among other areas.

The Governance, Sustainability and Nominating Committee is responsible for identifying and recommending to the Board nominees for election to the Board. In identifying potential nominees, the Governance,

Sustainability and Nominating Committee considers candidates recommended by shareholders, current members of the Board or management, as well as any other qualified candidates that may come to the Governance, Sustainability and Nominating Committee's attention. From time to time, the Governance, Sustainability and Nominating Committee may engage an independent firm to assist in identifying potential director nominees. The Governance, Sustainability and Nominating Committee evaluates all potential director nominees in the same manner regardless of the source of the recommendation. Please see Procedures for Shareholder Nominations of Directors beginning on page 14 for more information.

    The Board believes that the Company's directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's shareholders. When searching for new directors, the Governance, Sustainability and Nominating Committee considers a candidate's managerial experience, as well as business judgment, background, integrity, ethics and conflicts of interest. The Governance, Sustainability and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance, Sustainability and Nominating Committee believe it is essential that Board members represent diverse backgrounds and viewpoints. The Governance, Sustainability and Nominating Committee considers issues such as diversity of professional experience, skills, viewpoints and education. In considering candidates for the Board, the Governance, Sustainability and Nominating Committee considers the entirety of each candidate's credentials in the context of these criteria. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

    Each nominee listed below has consented to serve as a director, and the Company anticipates all of the nominees named below will be able to serve, if elected. If at the time of the Annual Meeting any nominee is unable or unwilling to serve, then shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

    If a nominated director does not receive a majority of the votes cast at the Annual Meeting, Virginia law and the Company's bylaws provide that such director would continue to serve on the Board as a "holdover director." Under the bylaws, each incumbent director submits an advance, contingent, irrevocable offer of resignation that the Board may accept if the nominee does not receive a majority of the votes cast. In that situation, the Board's Governance, Sustainability and Nominating Committee would make a recommendation to the Board about whether to accept or reject the offer of resignation. The Board would act on the Governance, Sustainability and Nominating Committee's recommendation within 90 days after the date that the election results were certified and would promptly publicly disclose its decision and, if applicable, the rationale for rejecting the offer of resignation.

Information Regarding Nominees

    The names and ages of the Company's nominees, their business experience, and other information regarding each nominee are set forth below.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Martha M. Hayes	71	Retired from her role as Vice President Customer Development, Sara Lee	1995
		Corporation (a public company and manufacturer and marketer of consumer products) in 2006. Ms. Hayes's experience with marketing, business development and customer relationships during her 30-year career in the consumer products industry provides the Board with an important perspective on customer issues and opportunities.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
James G. Davis, Jr.	63	President and Chief Executive Officer, James G. Davis Construction	2002
		Corporation (a private commercial general contractor) from 1979 to present; Director, Provident Bankshares Corporation (a public company and financial institution) from October 2006 to July 2009. Mr. Davis's career in the construction industry has been highlighted with leadership roles in operations. Mr. Davis's experience as a chief executive officer of a construction company provides the Board with an important perspective.

Daniel T. Hendrix	67	Chairman of Interface, Inc. (a public company and manufacturer of modular	2005
		flooring products) from October 2011 to present; President and Chief Executive Officer, from January 2020 to present and July 2001 to March 2017; Director, Interface, Inc. from 1996 to present. Mr. Hendrix's 30+ year career in the building products industry has been highlighted with leadership roles in finance and operations. Mr. Hendrix's experience as a chief executive officer of a publicly traded company in the building products industry provides the Board with an important perspective.

Andrew B. Cogan	59	Chief Executive Officer of Sonneman - A Way of Light (a private company	2009
		and leader in design and manufacturing of contemporary lighting) March 2022 to present and Director September 2021 to present; Chairman of The Rug Company London, UK (a privately-held manufacturer of handmade rugs) January 2022 to present; Chairman and Chief Executive Officer, Knoll, Inc. ("Knoll", a public company and manufacturer of furnishings, textiles and fine leathers) from May 2018 to July 2021; President and Chief Executive Officer, Knoll from May 2016 to May 2018; Chief Executive Officer, Knoll from April 2001 to May 2016; Director, Knoll from 1996 to July 2021. Director, Interface, Inc. from 2013 to February 2020. Mr. Cogan's 25+ year career in the manufacturing industry has been highlighted with leadership roles in design and marketing. Mr. Cogan's experience as a chief executive officer of a publicly traded company provides the Board with a valuable perspective.

Vance W. Tang	55	Non-Executive Chair of the Board of Directors since 2020; Company	2009
		Lead Independent Director from 2019 to 2020; Retired; President and Chief Executive Officer of the U.S. subsidiary of KONE Corporation (a Finnish public company and a leading global provider of elevators and escalators) and Executive Vice President of KONE Corporation from 2007 to 2012; Director, Comfort Systems USA (a publicly traded leader in specialty contracting and a service provider for mechanical, electrical and plumbing building systems) from December 2012 to present. Since 2012, Mr. Tang has served as President of VanTegrity Consulting providing leadership and strategy consulting to a range of clients. Mr. Tang's 30+ year career in industry has been highlighted with leadership roles in operations. Mr. Tang's former experience as a chief executive officer in the construction industry provides the Board with a valuable perspective.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
M. Scott Culbreth	51	Company Chief Executive Officer and President from July 2020 to present;	2020

Company Senior Vice President and Chief Financial Officer from February 2014 to July 2020; Director of FlexSteel Industries, Inc. (a public company that is one of the largest manufacturers, importers and online marketers of residential furniture and products in the United States) from December 2021 to present. Mr. Culbreth's 20+ year career in the manufacturing industry has been highlighted with leadership roles in finance. Mr. Culbreth's role as the Company's Chief Executive Officer and former Chief Financial Officer provides the Board with intimate knowledge of the Company's operations and performance.

David A. Rodriguez	63	Retired from his role as Executive Vice President and Global Chief Human	2020
		Resources Officer, Marriott International (a public company and worldwide operator, franchisor, and licensor of hotel, residential and timeshare properties) from 2006 to 2021; Board Member, Society for Industrial & Organizational Psychology Foundation from 2022 to present. Director, HR Policy Association from 2008 to 2021; Director, American Health Policy Institute from 2017 to 2019. Mr. Rodriguez's 20+ year career in the hospitality industry has been highlighted with leadership roles in human resources. Mr. Rodriguez's experience as a chief human resources officer of a publicly traded company provides the Board with a valuable perspective.

Emily C. Videtto	40	Executive Vice President, Sales and Marketing, Pella Corporation (a	2021
		privately-held manufacturer of windows and doors) from 2021 to present; Vice President and Chief Marketing Officer of Pella Corporation from 2016 to 2021; Director, Window and Door Manufacturers Association from 2017 to present. Ms. Videtto's experience in the consumer durables space, as well as her expertise around marketing, digital and innovation provides the Board with a valuable perspective.

Latasha M. Akoma	50	Operating Partner and Chief Compliance Officer at GENNX360	2022
		(a private equity firm that specializes in middle market companies and operations specialists) from 2014 to present. Ms. Akoma's experience in operations and manufacturing provides the Board with a valuable perspective.

Board Diversity Matrix (As of June 29, 2022)
Total Number of Directors	9

	Female	Male
Part I: Gender Identity:
Directors	3	6
Part II: Demographic Background
African American or Black	1	0
Hispanic or Latinx	0	1
White	2	5

As illustrated in the tables above, our Board members bring instrumental depth, breadth, and perspective to our Company.  We added one non-employee director during fiscal 2022, which strengthened the Board's makeup, including from a diversity, gender, age, and qualifications standpoint. Each member of the Board has made numerous tours of American Woodmark facilities and customer sites. This gives them a first-hand look at innovative projects and processes as well as a valuable opportunity to interact with employees and customers.  Our Board supports the Company's inclusive culture and its engagement in the communities where we live and work. Both as a group and as individuals, Board members keep themselves current on Board-related matters by reading corporate governance periodicals, attending meetings of the National Association of Corporate Directors, the Conference

Board and other such organizations, and hearing from the Company's outside counsel and other experts on pertinent topics.

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

In May 2021, as a part of its periodic review of our Code of Business Conduct and Ethics (the "Code") and the Code of Ethics for the Chief Executive Officer and all Senior Officers (the "Financial Officer Code"), the Board approved certain amendments to the Code. These amendments, among other things, expanded the scope of items covered by the Code, consolidated the principles found in the Financial Officer Code into the Code and more fully described the process for reporting potential violations of the Code and the mechanisms for holding any individual who violates the Code accountable. The amendments to the Code did not result in any explicit or implicit waiver of the Code or Financial Officer Code.

The Code applies to all directors, officers, and other employees of the Company, and sets forth important Company policies and procedures on conducting the Company's business in a legal, ethical, and responsible manner. The Code requires all employees, including officers, and directors to respect and obey all applicable laws and regulations when conducting the Company's business and includes policies addressing employee conduct and safety, equality and inclusion, conflicts of interest, insider trading, confidentiality, internal and external communications, environmental compliance, and other matters. The Code also sets forth Company policies and procedures for ensuring that disclosures in the Company's financial reports and documents filed with or furnished to the Securities and Exchange Commission ("SEC") and other public communications are full, fair, accurate, timely, and understandable.

The Code is available on the Governance Documents page of the Company's website at
https://investors.americanwoodmark.com/investors/governance-documents. Any amendments to, or waivers from, any code provisions that apply to the Company's directors or executive officers will be promptly posted on the Governance Documents page of the Company's website. Any amendments to the Code or waivers from any provisions of the Code that apply to the Company's directors or executive officers must be approved by the Board. No amendments or waivers were requested or granted during the fiscal year ended April 30, 2022, except as described above.

Social and Environmental Responsibility Principles

American Woodmark is committed to social and environmental responsibility. Our culture and core values drive us to ensure that we as a company contribute to the communities in which we live and work. We aim to be a responsible business that meets the highest standards of ethics and professionalism through compliance and a proactive stance. To that end, the Board has adopted a policy for the Company of Social and Environmental Responsibility Principles that describes the Company's commitment to social and environmental responsibility. Under these principles, we at American Woodmark strive to:

•	Engage our key stakeholders including employees, customers, shareholders and suppliers, to ensure their needs and concerns are heard and addressed, and if appropriate, incorporated into our strategy;
•	Integrate social and environmental impact considerations in our decision-making processes;
•	Maintain a safe, fair, and enriching working environment where all employees are treated with respect and are able to achieve their full potential;
•	Identify and minimize potential negative environmental impacts of our operations, including recycling and energy conservation initiatives;
•	Work with vendors in our supply chain to strengthen the social and environmental aspects of products and services we deliver to our customers;
•	Fund the American Woodmark Foundation and its support of non-profit organizations in the communities we operate; and
•	Encourage employees to volunteer through internally or externally organized events.

    A copy of these principles can be found on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/investors/governance-documents. Our approach is reviewed with our Board of Directors at least every two years and, if necessary, revised to ensure continuous improvements to our social and environmental efforts.

Board Structure

The Company's Board currently consists of nine directors, all of whom are subject to annual shareholder elections to one-year terms of service. Ms. Moerdyk announced in May 2022 that she would not stand for re-election at the next Annual Meeting. At its May 2022 meeting, the Board approved an amendment to the Company's Bylaws, which decreased the number of directors of the Company from ten to nine. As part of the Board's refreshment planning, the Company has taken this transition as an opportunity to bring new perspectives and insights through the recent addition of Ms. Akoma with her experience in manufacturing operations, among other areas. Each of the Company's independent directors sits on at least one of the three standing Board committees, which include the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee.

As Chair of our Board, Mr. Tang is responsible for chairing Board and shareholder meetings, setting the agendas for the Board meetings, attending meetings of the Board's committees with the approval of the respective committee if he is not a committee member, and assisting management in representing the Company to external groups as needed and as appropriate. His duties also include presiding over executive sessions of the Company's independent directors, facilitating information flow and communication among the directors and serving as a point of contact between the independent directors and the Chief Executive Officer. The Board elects its Chair annually.

Mr. Culbreth, as Chief Executive Officer, oversees the day-to-day affairs of the Company and directs the formulation and implementation of our strategic plans. Our Board believes that this leadership structure is currently the most appropriate for the Company because it allows our Chief Executive Officer to focus primarily on our business strategy and operations while leveraging the experience and abilities of our Chair to direct the business of the Board.

Our Board periodically reviews its leadership structure and recognizes that, depending on the circumstances, a different model might be appropriate. The Board has no fixed policy on whether the roles of Chair and Chief Executive Officer should be separate or combined, which provides the Board flexibility to choose a leadership structure based on the Company's needs and the Board's assessment of the Company's leadership at a given time. Our Governance, Sustainability and Nominating Committee Charter and Independent Lead Director Charter do provide that the Board appoint an independent lead director in the event the Chief Executive Officer is elected Chair or the Chair otherwise does not qualify as independent.

The Company's independent directors meet in regularly scheduled executive sessions at each of the Company's regularly scheduled Board meetings, without management present, and discuss such matters as certain Board policies, processes and practices, the performance and compensation of the Company's Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.

Risk Management Oversight

    The Board, both directly and through its committees, has an active role in overseeing management of the Company's risks. The entire Board regularly reviews information concerning the Company's operations, liquidity, and competitive position and personnel, as well as the risks associated with each. The Company's Compensation and Social Principles Committee is responsible for overseeing the Company's management of risks relating to the Company's executive and long-term compensation plans and risks related to employee compensation in general. The Audit Committee oversees the Company's management of risks pertaining to internal controls, adherence to generally accepted accounting principles and financial reporting. The Governance, Sustainability and Nominating Committee oversees the Company's management of risks pertaining to potential conflicts of interest and independence of board members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Director Independence

The Board of Directors of the Company is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Board's Audit and Compensation and Social Principles Committee members also meet additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

Based upon this review, the Board affirmatively determined that eight of its nine current directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Ms. Akoma, Mr. Cogan, Mr. Davis, Ms. Hayes, Mr. Hendrix, Mr. Rodriguez, Mr. Tang, and Ms. Videtto, each of whom is standing for election at the Annual Meeting, with the exception of Ms. Moerdyk. In addition, all of the members of the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee are independent. The members of the Audit and Compensation and Social Principles Committees also meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the independent non-management directors have established procedures to enable any shareholder or employee who has a concern about the Company's conduct or policies, or any employee who has a concern about the Company's accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the independent directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted by utilizing the ethics hotline, which is hosted by EthicsPoint's secure services:

Woodmark.ethicspoint.com
U.S.: 1-844-471-7681
Mexico: 001-844-240-4029

The Company's Director of Internal Audit reviews all such correspondence and, as appropriate, discloses details to the Audit Committee and the external auditors of the Company. The Audit Committee will review this information and determine a course of action as appropriate based on the information received.

The Audit Committee reviews and regularly provides the Board of Directors with a summary of all communications received from shareholders and employees and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to the Board, members of the Board or the Audit Committee and may request copies of any such correspondence.

Board of Directors and Committees

The Company's Board of Directors presently consists of ten directors. The Board held five meetings during fiscal year 2022. All of the directors attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The Board of Directors believes that attendance at the Company's annual meeting demonstrates a commitment to the Company, responsibility and accountability to shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the annual meeting of shareholders either in person or telephonically.

All members of the Board attended last year's annual meeting. The Board of Directors also believes it is important for it to conduct location visits with employees of the Company. In fiscal 2022, several Board members visited our manufacturing operations in Moorefield, West Virginia. The majority of the Board visited our plant in Anaheim, California as part of the May 2022 Board meeting.

The Company's bylaws specifically allow for the Board to create one or more committees and to appoint members of the Board to serve on them. Our current standing committees are the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee. The Board annually appoints individuals from among its independent members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each committee reviews and reassesses the adequacy of its committee charter. The Audit Committee is scheduled to meet at least quarterly and the Compensation and Social Responsibility and Governance, Sustainability and Nominating Committees meet as required, typically at least two to three times per year. The committees may hold special meetings as necessary. These committees report regularly to the full Board of Directors with respect to their fulfillment of the responsibilities and duties outlined in their respective charters. These charters can be found on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/investors/governance-documents.

Audit Committee

The Audit Committee consists of Mr. Hendrix, who chairs the Committee, Ms. Akoma, Mr. Cogan, Mr. Davis, and Ms. Videtto. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules and SEC rules, including the additional independence requirements applicable to audit committee members. The Board of Directors has determined that all of the current members of the Audit Committee, except Ms. Videtto and Ms. Akoma, are "audit committee financial experts" as defined under SEC rules.

Purpose and Duties. The Audit Committee provides oversight for the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independence, and qualifications of the Company's independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm, and the adequacy and competency of the Company's finance and accounting staff.

The Audit Committee's duties include but are not limited to: (1) selecting and overseeing the performance of the Company's independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company's financial reporting activities, including the Company's financial statements included in the Company's Annual Report on Form 10-K as well as the Company's Quarterly Reports on Form 10-Q, and the accounting standards and principles that are followed, (4) approving audit and non-audit services provided to the Company by the Company's independent registered public accounting firm, (5) reviewing the organization and scope of the Company's internal audit function and internal controls, (6) reviewing and approving or ratifying transactions with related persons required to be disclosed under SEC rules, (7) overseeing matters related to cybersecurity risk, and (8) conducting other reviews relating to compliance by employees with Company policies and applicable laws.

The Audit Committee met seven times during fiscal year 2022. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/investors/governance-documents. The Report of the Audit Committee is found beginning on page 42.

Compensation and Social Principles Committee

The Compensation and Social Principles Committee is composed of Ms. Hayes, who chairs the Committee, Mr. Rodriguez and Mr. Tang. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules and SEC rules, including the additional independence requirements applicable to Compensation and Social Principles committee members.

Purpose and Duties. The Compensation and Social Principles Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors and overseeing the Company's policies and practices with respect to social principles, including human capital matters. The activities of the Compensation and Social Principles Committee include reviewing, evaluating, and approving senior executive compensation plans and evaluating and recommending director compensation plans for approval by the Board. The Compensation and Social Principles Committee also provides oversight for all of the Company's employee benefit plans and for the integration of social principles into the Company's business strategy and decision-making. The Compensation and Social Principles Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation and Social Principles Committee's duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer's and other senior executive officers' compensation, (2) evaluating the Chief Executive Officer's and other senior executive officers' performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer's and other senior executive officers' compensation levels based on this evaluation, (4) overseeing the compensation and benefit plans, policies, and programs of the Company, and (5) periodically reviewing the Company's practices with respect to, as risks associated with, human capital matters and other social principles, including community engagement and reputational matters, and evaluating the Company's progress towards achieving any objectives with respect to such matters.

The Compensation and Social Principles Committee determines the Chief Executive Officer's compensation after reviewing his performance with the independent directors of the Board and without members of management being present and shares this information with the full Board. The Compensation and Social Principles Committee determines the compensation of the other senior executives after considering a recommendation from the Chief Executive Officer. The Compensation and Social Principles Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation and Social Principles Committee administers and approves awards under the Company's 2016 Employee Stock Incentive Plan and the Company's 2015 Non-Employee Directors Restricted Stock Unit Plan.

The Compensation and Social Principles Committee met five times during fiscal year 2022. The Compensation and Social Principles Committee's charter can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/investors/governance-documents. Additional information on the Company's philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion and Analysis beginning on page 17. The Compensation and Social Principles Committee Report can be found beginning on page 38.

Governance, Sustainability and Nominating Committee

The Governance, Sustainability and Nominating Committee is composed of Mr. Davis, who chairs the Committee, Ms. Hayes, Mr. Tang, and Mr. Rodriguez. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Governance, Sustainability and Nominating Committee is responsible for identifying and recommending to the Board director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders, and overseeing the overall corporate governance of the Company and the Company's sustainability programs and initiatives. From time to time, the Committee may engage an independent firm to assist in identifying potential director nominees.

In evaluating candidates for nomination to serve on the Board, the Governance, Sustainability and Nominating Committee will assess the candidate's character and professional ethics, judgment, business experience, independence, understanding of the Company's or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Each candidate will be recommended without regard to gender, race, age, religion or national origin. Specific qualities and skills established by the Committee for candidates, which are included in the Governance, Sustainability and Nominating Committee charter, include:

•	each candidate must be an individual that has consistently demonstrated the highest character and integrity;
•	each candidate must have demonstrated professional and managerial proficiency, an openness to new and unfamiliar experiences and the ability to work in a team environment;
•	each candidate must be free of any conflicts of interest which would violate applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	each candidate should possess substantial and significant experience which would be of particular relevance to the Company and its shareholders in the performance of the duties of a director; and
•	each candidate must demonstrate commitment to the responsibilities of being a director, including the investment of the time, energy, and focus required to carry out the duties of a director.

The Governance, Sustainability and Nominating Committee's responsibilities also include, but are not limited to: (1) regularly assessing the effectiveness of the Board, (2) annually reviewing the performance of each director, (3) determining whether any director conflicts of interest exist, (4) reviewing any director related party transactions, (5) periodically reviewing the Company's corporate governance policies, (6) ensuring the size, composition, and practices of the Board and its Committees are structured in a way that best serves the objectives and interests of the Company, the Shareholders, and all primary constituents; and (7) reviewing, overseeing and monitoring the Company's strategies and efforts with respect to sustainability and corporate governance matters.

The Governance, Sustainability and Nominating Committee met four times during fiscal year 2022. The Governance, Sustainability and Nominating Committee's charter can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/investors/governance-documents.

During fiscal 2022, Mr. Cogan, Mr. Hendrix and Mr. Rodriguez each had a change in employment status. The Governance, Sustainability and Nominating Committee reviewed the changes and determined that none resulted in a conflict of interest or diminished capacity to serve on the Company’s Board and made a recommendation to the Board that the continued service of both Mr. Cogan, Mr. Hendrix and Mr. Rodriguez remained in Company’s best interests, with the Board approving such recommendation.

Procedures for Shareholder Nominations of Directors

A shareholder of record may nominate a person or persons for election as a director at the 2023 Annual Meeting if any such nomination is submitted in writing to the Secretary of the Company in accordance with the Company's bylaws and is received in the Company's principal executive offices on or before April 20, 2023. The nomination must include the name and address of the director nominee and a description of the director nominee's qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the nomination;
•	a representation that the shareholder is a record holder of the Company's common stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons specified in the nomination;
•	a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;
•	such other information regarding the nominee as would be required to be included in a proxy statement filed under the proxy rules of the SEC if the director nominee were to be nominated by the Board of Directors;

•	information regarding the nominee's independence as defined by applicable NASDAQ listing standards; and
•	the consent of the nominee to serve as a director of the Company if elected.

The Governance, Sustainability and Nominating Committee may subsequently request additional information regarding the director nominee or the shareholder making the nomination. The Chair of the Governance, Sustainability and Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As a leading manufacturer of cabinetry in the U.S., American Woodmark is committed to conducting business in a manner that incorporates effective environmental, social, and governance practices in order to improve our long-term sustainability and results. Our governance efforts are described throughout this Proxy Statement and our environmental and social practices are summarized below. As discussed elsewhere in this Proxy Statement, in May 2021 (fiscal 2022), we revised our Board committee charters to expressly charge the renamed Governance, Sustainability and Nominating Committee with oversight of our sustainability programs and initiatives and the renamed Compensation and Social Principles Committee with oversight of our policies and practices with respect to social principles, including human capital matters.

Environmental and Sustainability Matters

We recognize the potential impact of our operations on the environment as well as the potential impact of environmental issues on our operations. We have established Corporate Environmental, Health and Safety programs with the goal of ensuring compliance with all applicable local, state and federal environmental and safety laws and regulations, and we monitor our performance under these programs through formal agency audits as well as internal audits. We have a formal program in place to identify opportunities in our manufacturing facilities to eliminate or minimize the use of certain hazardous materials and we seek to employ leading technologies to reduce emissions from our manufacturing operations to the extent practicable. We have implemented recycling and energy efficiency programs throughout our organization in an effort to reduce our consumption of resources. These efforts include manufacturing processes that repurpose wood waste into saleable products or divert it to other industries in order to reduce waste. We encourage appropriate suppliers of hardwood and other wood products to participate in a sustainable forestry program through formal training and advocacy, and we require all of our suppliers to comply with applicable environmental and safety laws and regulations.

In fiscal 2022 we enhanced our environmental and sustainability efforts and:

•	Established internal working teams to improve our efforts related to sustainability and our environmental and social impact;
•	Developed internal scorecards to measure progress against our goals;
•	Developed a long-term vision for environmental sustainability; and
•	Increased the amount of environmental and sustainability information we share with the public and investment community.

In fiscal 2023 we will continue on this path by:

•	Continuing our investments in improving our energy efficiency; and
•	Working to reduce waste from our operations.

Social Matters

The way we conduct our business and interact with our customers, our vendors, the communities in which we operate and other stakeholders is driven by our core principles of Customer Satisfaction, Integrity, Teamwork and Excellence. We define these principles as follows:

•	Customer Satisfaction: Provide the best possible quality, service, and value to the greatest number of people by doing whatever is reasonable and sometimes unreasonable.
•	Integrity: Do what is right; act fairly and responsibly, care about the dignity of each person and be a good citizen within the community.
•	Teamwork: Understand that we must all work together in order to succeed. Realize that each person must contribute to the team to be part of the team.
•	Excellence: Strive to perform every job or action in a superior way. Be innovative, always helping others become the best they can be.

By living out these principles, we believe we will be best positioned to attract, develop and retain a diverse and well-qualified workforce and to conduct our business in a responsible, ethical and professional manner.

Inclusion & Diversity

We are an equal opportunity employer and strive to create an environment free from discrimination and harassment and in which each employee is valued, treated with dignity and respect and managed in an inclusive manner. We believe that a workplace that encourages the interaction of different perspectives and backgrounds creates superior solutions, approaches and innovations. Accordingly, we aim to foster a culture where each employee has an equal opportunity to thrive and advance his or her career and is therefore engaged and invested in our continued success. We also seek to leverage each employee's unique ideas and perspectives in order to better understand our markets and customers and otherwise improve our business and operations.

Five years ago, we commissioned the first formal team to better understand and evaluate inclusion and diversity at American Woodmark. Since that time, we have taken deliberate steps to educate our leaders and increase internal awareness with our workforce. Among these actions were the following: establishment of Right Environment Councils in each of our locations in an attempt to more effectively engage and connect with employees of all levels as well as the communities in which we serve; enhancing our employee engagement survey process to include measures specific to inclusion and diversity; external consultant partnership; establishment of our Inclusion, Diversity, Equity, and Alignment (IDEA) team; launching an enterprise-wide inclusion and diversity strategy; and most recently the inclusion of representation metrics as part of our organizational scorecard and incentive pay components. Going forward, we intend to continue our strategy with the goal of enhancing our culture of inclusion while increasing the diversity of people, thought, and perspectives represented throughout our Company.

In fiscal 2023 and beyond, we intend to continue to refine our inclusion and diversity strategy with the help of our IDEA team and to implement related initiatives. We also intend to:

•
Continue to leverage our Career Orientation and Development program and Organizational Development Matrix, as well as other internal evaluation systems, to identify, recruit and train employees who are gender and/or racially/ethnically diverse for internal advancement opportunities;

•	Utilize structured, internal evaluation methods to identify qualified employees who are gender and/or racially/ethnically diverse for promotion to key sales and marketing roles; and
•	Deepen our relationships with Historically Black Colleges and Universities in order to improve the success of our existing participation in annual recruiting fairs and campus recruiting events.

Employee Training

We invest a significant number of hours annually in onboarding, cultural, safety, regulatory, supervisory and managerial training activities. Through these activities, as well as our tuition reimbursement programs, executive development opportunities, formal and informal cross-training activities and other operational training offerings, we strive to establish American Woodmark as an organization dedicated to providing the training and development opportunities necessary to maintain a well-qualified workforce that upholds our social responsibilities by implementing our core principles on a daily basis.

Our training is designed and developed at the corporate and local site level in order to further our goals of enterprise alignment and local integration. We seldom adopt a "one and done" approach to training. Depending on the course, our training and development opportunities are offered on an on-demand, semi-annual, annual or biannual basis.

Philanthropy & Community Engagement

In order to care for and engage with our employees, we must care for and engage with the communities in which they live and work. We maintain a scholarship fund, the Holcombe Scholarship, which is available to children of full-time American Woodmark employees preparing for post-secondary education. The purpose of the scholarship fund is to encourage scholarship, service and continued learning in the children of American Woodmark employees and to support the development of future leaders who may return to the communities in which we operate. We also fund the American Woodmark Foundation, a 501(c)(3) organization, which was formed in 1995 solely for the philanthropic purposes of sustaining our communities, enabling the work and mission of charitable organizations and ensuring that we are a good neighbor in each of the communities in which we operate. The Foundation has invested over $6 million since inception. Also, given that we have a variety of operations across North America, we often utilize our Right Environment Councils to develop and implement our workforce and community engagement initiatives at the local level as opposed to relying solely on our corporate office to drive our engagement efforts. We believe this approach encourages increased employee engagement and better serves our communities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") contains information about the executive compensation program for our named executive officers ("NEOs") for fiscal year 2022 ("fiscal 2022"). Our NEOs for fiscal 2022 were the following:

•M. Scott Culbreth (President and Chief Executive Officer)
•Paul Joachimczyk (Vice President and Chief Financial Officer)
•Robert J. Adams, Jr. (Senior Vice President, Manufacturing and Technical Operations)
•Teresa M. May (Senior Vice President and Chief Marketing Officer)

Compensation Principles

    The compensation provided to our senior leaders is driven by the following principles:

Aligned with shareholders - Compensation should align directly with the long-term interests of our shareholders. Our leaders are expected to be long-term shareholders.	Performance-Based - Compensation should be based on financial, operational, and cultural goals. The goals should be challenging, but achievable, in light of expected market conditions.
Company Focused - Our leader's contributions to the overall performance of the business are more important than their individual performance. This rewards strong teamwork and alignment.	Simple Design - Our compensation plan should be easy to understand, measure, and communicate.
Properly Balanced Compensation Components - The elements of the compensation plan should properly balance short- and long-term pay, fixed and variable components, and quantitative and qualitative measures.

Competitive Pay - Overall target compensation should be competitive (market median) compared to similar roles at peer group companies to ensure we are able to attract, retain, and motivate excellent leaders.

The Company's Compensation Program Goal

The goal of the Company's compensation program, as administered by the Compensation and Social Principles Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating and retaining qualified senior leaders. To this end, the Company has designed and administered the Company's compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company's shareholders, and to encourage them to remain with the Company for long and rewarding careers. To achieve alignment with shareholder interests, the Company's compensation program provides significant, but appropriate, rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company's senior executives' compensation is "at risk" in the form of annual and long-term incentive awards that are paid, if at all, based upon Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation by the Compensation and Social Principles Committee for the Company's NEOs.

Performance-based Compensation. The majority of the targeted total compensation for the Company's NEOs is performance-based to achieve alignment with shareholder interests. Annual bonuses are only payable to NEOs if the Company achieves adjusted EBITDA, free cash flow, and individual goals in excess of specified threshold levels during its fiscal year. The majority of long-term incentives for our NEOs is tied to the Company's achievement of financial and cultural goals. The Company strives to establish challenging Company-wide targets that are appropriate given the expected level of performance given current and anticipated market conditions.

Balance of Long-Term Pay Opportunity versus Current Pay Opportunity. The Compensation and Social Principles Committee strives to provide an optimal balance between current and long-term compensation and cash versus equity compensation for the Company's executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is equity-based, to encourage the Company's executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation and Social Principles Committee has targeted a higher mix of long-term compensation as performance-based compensation for the Company's senior executive officers, including the NEOs.

Providing shareholders with an appropriate level of return on their investment is an important objective of the Company, the Board, and the Compensation and Social Principles Committee. As a result, performance that rewards the Company's shareholders factors prominently in the Compensation and Social Responsibility Committee's decisions about the type and amount of long-term compensation paid to the Company's executive officers.

Qualitative vs. Quantitative Factors. The Compensation and Social Principles Committee uses a broad range of both quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company's overall goals and objectives. In general, qualitative factors include the executives' ability to build the organization and to lead the Company's attainment of its "CITE" principles of customer satisfaction, integrity, teamwork, and excellence. Additional qualitative factors considered by the Compensation and Social Principles Committee include the executives' contribution to achieving the Company's overall vision, the evaluation of the executives' performance against their stated objectives, their experience, skill sets, and the breadth and scope of their responsibilities.

Significance of Company Results. The Compensation and Social Principles Committee believes that the NEOs' contributions to the Company's overall performance are more important than their individual performance. Accordingly, a significant portion of the annual bonus opportunity and the long-term incentive opportunity for our NEOs is dependent upon the Company's financial performance, including (in relation to the annual bonus) its adjusted EBITDA goals and free cash flow and (in relation to the long-term incentives) its adjusted EPS and return on average equity.

Consideration of Compensation Risk. The Company's compensation programs are discretionary, balanced, and focused on the long-term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk in the short term. The elements of the Company's variable compensation program are balanced among current cash payments and longer-term equity awards. The Company uses a mix of quantitative and qualitative performance measures to assess achievement for its RSU awards to avoid placing excessive weight on a single performance measure. Annual bonus payouts are targeted at 120% of base salary for Mr. Culbreth, 60% of base salary for Mr. Joachimczyk and 75% for the other NEOs with a maximum potential bonus of 1.67 times target bonus. The Company has also adopted stock ownership guidelines under which its NEOs are expected to hold a significant amount of Company stock on an ongoing basis, which the Compensation and Social Principles Committee believes helps mitigate compensation-related risk by focusing the officers' attention and efforts on the long-term stock performance of the Company.

Use of Independent Compensation Consultants and Peer Group Data. The Company, at the direction of the Compensation and Social Principles Committee, retains an independent compensation consultant every two to three years to assist the Compensation and Social Principles Committee by collecting compensation data regarding peer group companies, which is used by the Compensation and Social Principles Committee in reviewing and establishing executive compensation guidelines. The Compensation and Social Principles Committee considers this data, among other factors, when it determines the components and amounts of total compensation that are appropriate for the NEOs. In 2021, the Company retained Willis Towers Watson ("WTW") to evaluate the competitiveness of the Company's executive compensation program, the alignment of executive compensation and Company performance and update the Company's Competitive Peer Group for use in the evaluation of the Company's compensation practices. WTW performs no other services for the Company other than those described in this section. The Compensation and Social Principles Committee has examined WTW's relationship with the Compensation and Social Principles Committee members, the Company and the Company's management and has determined that WTW's work has not raised any conflict of interest.

The Company's Competitive Peer Group was most recently reviewed in 2021 at the recommendation of WTW and consists primarily of similar-sized companies in the furniture, home furnishing, and building products industries that may compete with the Company for executive talent and which investors may consider as investment alternatives to the Company. The Company's Competitive Peer Group includes:

Advanced Drainage Systems, Inc.	Masonite International Corporation
Apogee Enterprises, Inc.	Patrick Industries, Inc.
Cornerstone Building Brands, Inc.	Simpson Manufacturing Co., Inc.
Griffon Corporation	Sleep Number Corporation
Herman Miller, Inc.	Steelcase Inc.
HNI Corporation	Universal Forest Products, Inc.
La-Z-Boy Incorporated

Results of 2021 Say on Pay Vote. At the Company's Annual Meeting of Shareholders held on August 26, 2021, 99.3% of votes cast by its shareholders (excluding abstentions and broker non-votes) approved on an advisory basis the Company's executive compensation program as disclosed in its 2021 proxy statement. In light of the overwhelming support that the 2021 say-on-pay proposal received, the Compensation and Social Principles Committee did not make any specific changes to the fiscal year 2022 executive compensation program in response to the vote.

Stock Ownership Guidelines. The Company has adopted guidelines for stock ownership by its NEOs. For Mr. Culbreth, the stock ownership guideline is equivalent to three times his base salary, and for Messrs. Joachimczyk and Adams and Ms. May, the stock ownership guideline is equivalent to their respective base salaries.  Executive officers have 3 years to comply with the ownership requirements after becoming an executive officer or being promoted to a position with a higher ownership guideline. The Company determines the amount of Company stock its NEOs hold by including all shares of stock owned outright by the individual as well as earned but unvested RSUs, so that a minimum ownership of Company stock is achieved. As of April 30, 2022, all NEOs meet or are on track to meet the ownership guideline established by the Company.

Clawback Policy.  Starting with its RSU awards granted in June 2019, the Company has added a clawback provision to the terms of its employee RSU awards, authorizing the Company to cancel outstanding RSU awards or seek recovery of shares previously issued under RSU awards if the Company's financials are required to be restated during or within two years after the end of the applicable vesting period due to the Company's material noncompliance with federal securities laws. RSU awards are subject to clawback if the Committee determines that the awards would not have been earned or vested based on the restated financials or if the employee's misconduct contributed to the need for the restatement. RSU awards will also be subject to any other clawback requirements adopted by, or applicable to, the Company, pursuant to any law or any exchange listing requirement, including Section 954 of the Dodd Frank Act.

    Anti-Hedging and Anti-Pledging Policy. The Company prohibits employees and directors from engaging in hedging transactions involving the Company's stock, including the purchase of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The Company also prohibits employees from holding the Company's stock in a margin account or pledging the Company's stock as collateral for any loan.

Elements of Compensation

The compensation program for executive officers for fiscal year 2022 consisted of the following elements:

Elements available to most salaried employees:

•	base salary;
•	annual performance-based cash bonus;
•	annual employee profit sharing; and
•	retirement and health and welfare benefits.

    Elements available to the Company's NEOs, key managers, and selected employees:

•	long-term incentive awards in the form of RSUs.

    Elements available only to NEOs:

•	other benefits, which include the ability to purchase products at a discounted price, and a medical exam from a nationally recognized medical clinic.

    These compensation elements are described below:

    Base Salary. Base salary is intended to compensate the Company's executives for:

•	the scope of their responsibilities;

•	the complexity of the tasks associated with their position within the Company;
•	their role in modeling and teaching cultural imperatives;
•	their skill set; and
•	their performance.

    Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies in similar industries. When setting annual base salaries for the executives, the Compensation Committee targets approximately the 50th percentile of annual base salaries for similar positions in comparably sized companies. The companies used for comparison of base salaries may include additional companies from those used in the Company's Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by management periodically and reviewed by the Compensation and Social Principles Committee to assure continued competitiveness and are adjusted when necessary.

    During fiscal year 2022, Mr. Culbreth's base salary was increased 29%, from $700,000 to $900,000. Mr. Joachimczyk's base salary was increased 41%, from $320,000 to $450,000. Mr. Adams's base salary was increased 8%, from $405,000 to $438,008. Ms. May's base salary was increased 23% from $320,000 to $395,000. These salary increases are aligned to the market study performed by WTW and their subsequent recommendations for compensation rates for comparably-sized companies.

Annual Cash Bonus. Annual cash bonuses are provided as an incentive to executives to achieve the Company's annual financial goals, and reflect the Compensation and Social Principles Committee's belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company's results have higher bonus percentages. For fiscal year 2022, Mr. Culbreth was eligible for a target potential bonus opportunity equal to 120% of his base salary with a maximum potential bonus of 1.67 times target bonus; Mr. Joachimczyk was eligible for a target potential bonus opportunity equal to 60% of his base salary with a maximum potential bonus of 1.67 times target bonus and Mr. Adams and Ms. May were eligible for a target potential bonus opportunity equal to 75% of their respective base salaries with a maximum potential bonus of 1.67 times target bonus.

Adjusted EBITDA, free cash flow and an individual component are utilized to measure Company performance for the bonus plan for nearly every employee in the Company, including our NEOs, due to their ease of understanding as simple, consistent, and important indicators of the Company's annual performance. We utilize free cash flow as a performance measure for the annual bonus plan as a measure of our ability to repay our debt obligations. The weightings of the three performance measures that we used for the fiscal year 2022 annual bonus plan were as follows: adjusted EBITDA (60% weighting), free cash flow (20% weighting), and individual goals (20% weighting).

ANNUAL CASH BONUS GOAL WEIGHTINGS

20%
20%
60%
Free Cash Flow
Adjusted EBITDA
Individual Goals

    Company Goals. On an annual basis, the Compensation and Social Principles Committee establishes bonus goals for Company performance based upon a variety of factors including progress achieved towards critical elements of the Company's long-term strategy, prior year performance, and the external economic environment. As a result, Company-wide performance targets vary from fiscal year to fiscal year. The annual performance goals represent the expected range across the following three levels of performance:

•	"Threshold" representing the minimum level of achievement in order to qualify for a payout of 25% of the maximum;
•	"Target" representing performance consistent with demanding expectations to qualify for a payout of 60% of the maximum; and
•	"Superior" representing outstanding performance against demanding expectations to achieve 100% of the maximum.

Company performance falling between each performance level results in an interpolated percentage payout based upon a predetermined scale. No portion of the Company performance portion of annual bonuses are paid if the Company's performance is below the predetermined adjusted EBITDA and free cash flow thresholds.

Company performance targets are set sufficiently high to require excellent performance. In the last ten years, the Company has achieved superior performance one time, achieved between target and superior performance four times, achieved between threshold and target performance four times, and did not meet threshold performance one time. Performance goals for Company performance at the threshold, target and superior performance levels for fiscal year 2022 are presented in the following table.

(dollar amounts in millions)	Fiscal 2022
	Goals
	Threshold	Target	Superior
Adjusted EBITDA (1)	$176.5	$231.3	$263.6
Free Cash Flow (2)	$65.0	$86.7	$105.0

(1)	Adjusted EBITDA is a non-GAAP financial measure. The Company defines adjusted EBITDA as net income determined in accordance with GAAP adjusted to exclude (1) income tax expense, (2) interest expense, net, (3) depreciation and amortization expense, net of amounts included in restructuring, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the acquisition of RSI Home Products, Inc. ("RSI acquisition") and subsequent restructuring charges that the Company incurred related to the acquisition, (6) non-recurring restructuring charges, (7) stock-based compensation expense, (8) gain/loss on asset disposals, (9) change in fair value of foreign exchange forward contracts, (10) net gain/loss on debt forgiveness and modification, and (11) pension settlement charges.
(2)	Free cash flow is a non-GAAP financial measure. The Company defines free cash flow as cash flows from continuing operations less amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays.

Individual Goals. Individual goals are based on an assessment of each NEO's contributions towards individual goals established with the Committee in May 2021. The individual goals were established to be challenging, but achievable. The Committee evaluates performance against these goals specific to each NEO's responsibilities. These goals included the implementation of Oracle, development of the Company's platform strategy, improvement in customer experience measures, closure of the Company's pension plan, and digital and launch initiatives.

Fiscal 2022 Annual Bonus Results. The Company's actual performance for fiscal 2022 adjusted EBITDA and free cash flow did not meet threshold. In addition, the Compensation and Social Principles Committee determined that, due to the Company's performance, no payment with respect to the portion of the annual bonus attributable to the NEOs' individual goals was warranted. As a result, none of the NEOs received an annual bonus for fiscal 2022.

Long-Term Incentive Awards. The Compensation and Social Principles Committee has established long-term incentive awards for the Company's executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company's stock price. These awards complement cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The Company's long-term incentive compensation program utilizes RSUs. RSUs are intended to focus the attention of executives on the achievement of the Company's long-term performance objectives, to align executive management's interests with those of shareholders, and to facilitate executives' accumulation of sustained ownership of Company stock.

In line with recommendations from WTW, the NEOs with target performance may earn long-term incentive awards valued at approximately 180% of base salary for Mr. Culbreth, 75% for Mr. Joachimczyk and 90% for Mr. Adams and Ms. May. Regarding Mr. Culbreth's award, this increase is tied to his promotion to CEO and the total compensation recommendations from WTW, which is reflective of comparable companies. With superior performance, each of the NEO's may earn a maximum potential long-term incentive of 1.67 times their respective target long-term incentives. All long-term incentive awards were approved by the Compensation and Social Principles Committee.

Restricted Stock Units. During fiscal year 2022, Mr. Culbreth was awarded 25,980 RSUs, Mr. Joachimczyk was awarded 4,970 RSUs, Mr. Adams was awarded 6,500 RSUs, and Ms. May was awarded 5,910 RSUs. These RSUs vest upon the satisfaction of certain performance, retention, and cultural conditions. 35% of each award vests based on the executive's continued employment through the third anniversary of the grant date (retention), 20% of each award vests based on the executive's continued employment through the third anniversary of the grant date and the achievement of certain cultural goals (social representation, training compliance, succession planning and cultural development, weighted 5% each) for the period ending with the Company's 2024 fiscal year, and the remaining 45% of each award vests based on the executive's continued employment through the third anniversary of the grant date and the achievement of certain annual performance goals (adjusted EPS and return on equity, weighted 22.5% each) for the Company's 2022, 2023, and 2024 fiscal years. Subject to satisfying the associated vesting conditions, each RSU represents the right to receive one share of the Company's common stock. The Compensation and Social Principles Committee believes that the RSU grants provide a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with the Company's shareholders.

LONG-TERM INCENTIVE PLAN GOAL WEIGHTINGS

35%
5%
5%
5%
5%
22%
23%
Retention (35%)
Social Representation (5%)
Training Compliance (5%)
Succession Planning (5%)
Cultural Development (5%)
Adjusted EPS (22.5%)
Return on Equity (22.5%)

    In order to receive the shares of Company stock corresponding to the RSU award, the award recipients must remain continuously employed with the Company through the three-year anniversary date of the RSU grant. Each award is subject to accelerated vesting in certain circumstances, including the executive's retirement, death, disability or qualifying termination in connection with a change in control.

    The Company-wide performance criteria upon which the performance-based component of the RSU awards is based are established annually by the Compensation and Social Principles Committee. The Compensation and Social Principles Committee determined the performance criteria for fiscal year 2022 in May 2021 and will determine the performance criteria for fiscal years 2023 and 2024 within 90 days after the start of each year based on the Company's annual operating plan for each year. The Company-wide performance criteria which the Compensation and Social Principles Committee established in May 2021 applies to the fiscal year 2022 tranche of the performance-based RSU awards previously granted to the NEOs in fiscal year 2021 and 2020, as well. The Compensation and Social Principles Committee uses two performance measures for the performance-based RSUs, adjusted earnings per share (22.5% weighting) and return on equity (22.5% weighting), and has established threshold, target and superior performance goals for each measure. 60% of each annual tranche of the fiscal year 2022, fiscal year 2021, and fiscal year 2020 performance-based RSUs is earned for performance at the target level, the maximum 100% is earned for performance at or above the superior level, and 0% is earned for performance at or below the threshold goal. Specific performance goals for the fiscal year 2022 tranche of the fiscal year 2022, fiscal year 2021, and fiscal year 2020 performance-based RSUs and the Company's performance against these goals were as follows:

	Goals
	Threshold	Target	Superior
Performance Measure
Adjusted earnings per share (1)	$4.70	$7.00	$8.36
Return on equity	6.0%	10.8%	13.6%

(1)	Adjusted earnings per share is a non-GAAP financial measure. The Company defines adjusted EPS as diluted earnings per share determined in accordance with GAAP adjusted to exclude the per share impact of (1) expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition, (2) non-recurring restructuring charges, (3) the amortization of customer relationship intangibles and trademarks, (4) net gain/loss on debt forgiveness and modification and (5) the tax benefit of RSI acquisition expenses and subsequent restructuring charges, the inventory step-up amortization, the net gain/loss on debt forgiveness and modification and the amortization of customer relationship intangibles and trademarks.

    The Compensation and Social Principles Committee assessed the Company's overall achievement of the performance goals for fiscal year 2022 below threshold, meaning 0% of the fiscal year 2022 tranche of the fiscal year 2022, fiscal year 2021 and fiscal year 2020 performance-based RSUs will be eligible to vest.

    The cultural-based component of the fiscal year 2022 RSU awards may be earned based upon achievement with respect to four cultural achievement goals (weighted 5% each and 20% in total) as determined by the Compensation and Social Principles Committee at the end of the three-year performance period, including (i) social representation, (ii) compliance with training goals, (iii) succession planning, and (iv) cultural development.

Fiscal Year 2022 RSUs

    Based on achievement of the fiscal year 2022 performance goals at 0%, if the fiscal year 2023 and 2024 performance goals and the cultural goals are each earned at their target (60%) levels, and if Messrs. Culbreth, Joachimczyk, and Adams and Ms. May remain continuously employed by the Company through June 2024, they will be eligible to vest in and receive 65% of their total fiscal year 2022 RSU award, calculated as follows:

	Performance Attainment		Weighting Factor		Weighted Performance

FY22 Performance-Based Goals (Actual)	0%	X	15%	=	0%
FY23 Performance-Based Goals (Target)	60%	X	15%	=	9%
FY24 Performance-Based Goals (Target)	60%	X	15%	=	9%
Potential Earned and Vested Performance-Based RSUs					18%

Potential Earned and Vested Cultural-Based RSUs (Target)	60%	X	20%	=	12%

Potential Vested Retention RSUs	N/A				35%

Total Potential Vested Portion of RSU Awards					65%

    65% vesting would result in Messrs. Culbreth, Joachimczyk, and Adams and Ms. May receiving 16,887, 3,231, 4,225 and 3,627 shares, respectively, with respect to their fiscal year 2022 RSU awards. If the fiscal year 2023 and 2024 performance goals and the cultural goals were to be earned at their maximum (100%) levels, then the NEOs would be eligible to vest in and receive up to 85% of their fiscal year 2022 RSU awards, subject to their continued employment through June 2024, or 22,083, 4,225, 5,525 and 4,743 shares for Messrs. Culbreth, Joachimczyk, and Adams and Ms. May, respectively.

Fiscal Year 2021 RSUs

    Based on achievement of the fiscal year 2021 performance goals at 100% (as described in last year's proxy statement) and fiscal year 2022 performance goals at 0% (as described above), if the fiscal year 2023 performance goals and the cultural goals are each earned at their target (60%) levels, and if Messrs. Culbreth, Joachimczyk, and Adams and Ms. May remain continuously employed by the Company through June 2023, they will be eligible to vest in and receive 71.0% of their total fiscal year 2021 RSU award, calculated as follows:

	Performance Attainment		Weighting Factor		Weighted Performance

FY21 Performance-Based Goals (Actual)	100%	X	15%	=	15.0%
FY22 Performance-Based Goals (Actual)	0%	X	15%	=	0.0%
FY23 Performance-Based Goals (Target)	60%	X	15%	=	9.0%
Potential Earned and Vested Performance-Based RSUs					24.0%

Potential Earned and Vested Cultural-Based RSUs (Target)	60%	X	20%	=	12.0%

Potential Vested Retention RSUs	N/A				35.0%

Total Potential Vested Portion of RSU Awards					71.0%

    71.0% vesting would result in Messrs. Culbreth, Joachimczyk, and Adams and Ms. May receiving 13,987, 1,619, 8,144 and 6,149 shares, respectively, with respect to their fiscal year 2021 RSU awards. If the fiscal year 2023 performance goals and the cultural goals were to be earned at their maximum (100%) levels, then the NEOs would be eligible to vest in and receive up to 85.0% of their fiscal year 2021 RSU awards, subject to their continued employment through June 2023, or 16,745, 1,938, 9,750 and 7,361 shares for Messrs. Culbreth, Joachimczyk, and Adams and Ms. May, respectively.

Fiscal Year 2020 RSUs

    Based on achievement of the fiscal year 2020 performance goals at 46.9% (as described in the Company's 2020 proxy statement), fiscal year 2021 performance goals at 100.0% (as described in last year's proxy statement), and achievement of the fiscal year 2022 performance goals at 0.0% (as described above), and achievement of the cultural goals for the fiscal year 2020 cultural-based RSUs at 75.0% (as discussed below), Messrs. Culbreth, Joachimczyk, and Adams each vested in and received 72.0% of their total fiscal year 2020 RSU awards, as calculated below:

	Performance Attainment		Weighting Factor		Weighted Performance

FY20 Performance-Based Goals (Actual)	46.9%	X	15%	=	7.0%
FY21 Performance-Based Goals (Actual)	100%	X	15%	=	15.0%
FY22 Performance-Based Goals (Actual)	0%	X	15%	=	0.0%
Earned and Vested Performance-Based RSUs					22.0%

Earned and Vested Cultural-Based RSUs (Actual)	75%	X	20%	=	15.0%

Vested Retention RSUs	N/A				35.0%

Total Vested Portion of RSU Awards					72.0%

    72.0% vesting resulted in Messrs. Culbreth, Joachimczyk and Adams receiving 7,765, 670 and 4,517 shares, respectively, with respect to their fiscal year 2020 RSU awards. Ms. May did not receive fiscal 2020 RSU awards based on her hire date.

The Compensation and Social Principles Committee determined that the cultural goals for the fiscal year 2020 cultural-based RSUs were achieved at 75% of target, based on failure to achieve the threshold performance level of the employee retention goal for the three-year period ending with fiscal year 2022, and achievement of the training compliance, succession planning, and cultural development goals for the three-year period ending with fiscal year 2022 at the superior level.

Pension and Savings Plans

The Company formerly maintained a non-contributory tax-qualified defined benefit pension plan, the American Woodmark Corporation Employee Pension Plan (the "Pension Plan"), which was frozen effective April 30, 2012 and terminated effective December 31, 2020. The Pension Plan covered many of the Company's employees hired prior to April 30, 2012, including certain of the NEOs, who were compensated on the basis of a salary and/or a commission, and who met certain age and service requirements. Funding was determined on an actuarial basis. Benefits were based on 1.25% of a participant's average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the earlier of the participant's retirement or the freeze date, that produce the highest average compensation, multiplied by the participant's years of credited service through the earlier of retirement or the freeze date. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. Mr. Adams, the only NEO who participated in the Pension Plan during fiscal 2022, received a lump-sum distribution of his Pension Plan benefit during fiscal year 2022.

Most employees, including the NEOs, also participate in the Company's Retirement Savings Plan. This plan has a profit-sharing component and a 401(k) component. The Company makes profit-sharing contributions, whereby (for fiscal year 2022) 4% of the Company's net income is contributed and divided equally among eligible employee 401(k) accounts in the form of Company stock. In addition, all employees may contribute up to 100% of their pay to 401(k) accounts on a pre-tax basis. For fiscal year 2022, the Company provided matching contributions in cash equal to 100% of each employee's 401(k) contributions up to the first 4% of the employee's annual compensation. This is a tax-qualified plan and is subject to IRS compensation and other limitations. Company contributions to this plan for the NEOs for fiscal year 2022 are included in the All Other Compensation column in the Summary Compensation Table.

Other Benefits

All of the NEOs are eligible to purchase the Company's products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company offers subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. The NEOs are eligible to receive a more extensive annual medical exam from a nationally recognized medical clinic at no cost to them.

Certain employees, including the NEOs, are eligible for relocation benefits.

Severance and Change in Control Agreements

Each of the NEOs has entered into an employment agreement with the Company that provides for severance benefits under certain termination scenarios, including termination in connection with a change in control. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change in control situation without the distraction of concern for their employment. These agreements generally provide for severance benefits in the event of involuntary termination of employment without cause at any time during the term of the agreement, and certain enhanced benefits for termination without cause or termination by the executive for good reason within a certain period following a change of control. No payments are made if employment is terminated due to death, disability or cause.

Each of these agreements provides that any unvested stock awards shall become fully vested in connection with a change in control of the Company only upon the occurrence of both a change in control and either involuntary termination of employment without cause or termination by the executive for good reason in connection with a change of control.

In developing the parameters for these agreements, the Compensation and Social Principles Committee utilized an independent compensation consultant and an analysis of peer companies. The Compensation and Social Principles Committee established these agreements with a goal of providing terms that are representative of the competitive market for like positions. Mr. Culbreth's employment agreement includes a longer severance period and a greater bonus payment percentage due to the greater span of control, accountability and ability to impact the Company's performance inherent in Mr. Culbreth's role as Chief Executive Officer.

The Company does not provide tax gross-ups to its NEOs for any Section 280G taxes resulting from a change in control. In lieu of receiving a tax gross-up, any golden parachute payments to these NEOs will be reduced until the excise tax no longer applies (unless the NEO would be in a better net after-tax position after paying the excise tax, in which case the payments would not be reduced, but the NEO still would not receive any gross-up).

Each NEO's employment agreement also contains restrictive covenants which specify confidentiality, non-solicitation, and non-competition with the Company in the event of termination. Further information regarding the terms and conditions of these agreements is found beginning on page 33, under the heading "Employment Agreements and Post-Employment Compensation Agreements."

Deductible Compensation of Executive Officers

Pursuant to Section 162(m) of the Code, non-grandfathered compensation payable to certain of our covered officers and former officers that exceeds $1 million per person in a given year is not deductible by the Company, regardless of whether it is performance-based. The Compensation and Social Principles Committee designs and administers our executive compensation programs in a manner that preserves its flexibility and recognizes a full range of performance criteria important to the Company's success, even where the compensation paid under such programs is not deductible under Section 162(m).

Summary Compensation Table

The following table sets forth for fiscal years 2022, 2021, and 2020 the compensation for the NEOs.

	Fiscal	Salary		Stock Awards	Non-equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation
Name & Principal Position	Year	1	Bonus	2	3	4	5	Total

M. Scott Culbreth	2022	$786,557	$—	$1,445,358	$—	$—	$18,952	$2,250,867
President and	2021	$627,584	$—	$1,020,933	$1,268,400	$—	$25,416	$2,942,333
Chief Executive Officer	2020	$450,160	$—	$574,948	$338,713	$—	$17,420	$1,381,241

Paul Joachimczyk	2022	$379,634	$—	$276,541	$—	$—	$13,566	$669,741
Vice President and	2021	$310,447	$—	$118,159	$289,920	$—	$16,471	$734,997
Chief Financial Officer

Robert J. Adams	2022	$421,203	$—	$361,618	$—	$—	$16,930	$799,751
Senior Vice President	2021	$376,928	$—	$594,421	$458,663	$5,831	$18,890	$1,454,733
Value Stream Operations	2020	$349,332	$—	$334,428	$262,848	$17,122	$16,861	$980,591

Teresa M. May	2022	$356,464	$—	$310,435	$—	$—	$293,978	$960,877
Senior Vice President and	2021	$310,788	$—	$448,796	$362,240	$—	$5,344	$1,127,168
Chief Marketing Officer

1	On July 9, 2020, Mr. Culbreth was elected President and Chief Executive Officer and Mr. Joachimczyk was named Vice President and Chief Financial Officer.
2
This column represents the grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718. For a discussion of the terms of the RSUs granted in fiscal year 2022, see Restricted Stock Units beginning on page 23. Of the amounts reported in this column for fiscal year 2022, $574,275 for Mr. Culbreth, $66,464 for Mr. Joachimczyk, $334,330 for Mr. Adams, and $252,448 for Ms. May are attributable to performance-based and cultural-based RSU awards. These awards are reported based on the actual outcome of the performance conditions for fiscal year 2022 and target achievement (60%) for Company performance for fiscal years 2023 and 2024 and for the cultural-based RSUs. Assuming the highest level of performance will be achieved for the performance-based and cultural-based components of the grant in fiscal year 2022, the amounts attributable to the performance-based and cultural-based RSUs would be: $829,508 for Mr. Culbreth, $96,004 for Mr. Joachimczyk, $482,935 for Mr. Adams, and $364,647 for Ms. May. For information on the valuation assumptions with respect to the RSU grants for fiscal year 2022, refer to Note H – Stock-Based Compensation in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended April 30, 2022.

3	Amounts in this column reflect the annual cash incentive compensation paid to the NEOs for fiscal years 2022, 2021, and 2020.
4
This column represents the change in the present value of accumulated benefits under the Pension Plan during fiscal year 2022 (from May 1, 2021 to April 30, 2022), fiscal year 2021 (from May 1, 2020 to April 30, 2021), and fiscal year 2020 (from May 1, 2019 to April 30, 2020). See the Pension Plan Benefits table on page 33 for additional information. Mr. Culbreth, Mr. Joachimczyk, and Ms. May do not participate in the Pension Plan as they were hired after the plan was frozen. Since the plan was frozen at the end of fiscal year 2012, changes in pension value from year to year are due solely to changes in actuarial factors and not additional benefit accruals. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the Pension Restoration Plan. The Pension Plan was terminated effective December 31, 2020 and benefits were distributed on December 2, 2021.

5	See the All Other Compensation table below for additional information.

All Other Compensation

    The following table describes each component of the amounts listed for fiscal year 2022 in the All Other Compensation column in the Summary Compensation Table.

	Company Contributions to Retirement Savings Plan	Relocation	Other
Name	1	2	3	Total
M. Scott Culbreth	$14,561	$—	$4,391	$18,952
Paul Joachimczyk	$12,976	$—	$590	$13,566
Robert J. Adams	$12,451	$—	$4,479	$16,930
Teresa M. May	$13,822	$278,719	$1,437	$293,978

1	These amounts represent matching 401(k) and profit-sharing contributions made to the NEOs' respective Retirement Savings Plan accounts.
2	These amounts represent payments made for Ms. May's relocation to Virginia during fiscal 2022.
3
These amounts reflect payments of insurance premiums paid for supplemental life insurance and costs associated with medical exams from a nationally recognized medical clinic. For Mr. Culbreth, $797 represents insurance premiums paid for supplemental life insurance and $3,594 represents costs associated with medical exams. For Mr. Adams, $1,548 represents insurance premiums paid for supplemental life insurance and $2,931 represents costs associated with medical exams. The amounts for Mr. Joachimczyk and Ms. May represent insurance premiums paid for supplemental life insurance.

Grants of Plan-Based Awards in Fiscal Year 2022

    The following table provides information about all equity and non-equity awards granted to the NEOs in fiscal year 2022.

	Grant	Estimated Possible Payout Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Performance-Based and Cultural-Based Restricted Stock Units (# of Shares)			All Other Awards: Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Unit Awards
Name	Date	1			2			3	4
		Threshold	Target	Superior	Threshold	Target	Superior
M. Scott	n/a	$—	$1,080,000	$1,800,000
Culbreth	06/02/21				—	10,132	16,887	9,093	$1,445,358

Paul	n/a	$—	$270,000	$450,000
Joachimczyk	06/02/21				—	1,938	3,230	1,740	$276,541

Robert J.	n/a	$—	$328,506	$547,510
Adams	06/02/21				—	2,535	4,225	2,275	$361,618

Teresa M.	n/a	$—	$296,250	$493,750
May	06/02/21				—	2,176	3,627	1,953	$310,435

1
The amounts displayed in these columns reflect the threshold, target, and superior payouts under the fiscal year 2022 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon annual salary rates as of the last day of fiscal year 2022. No payments were actually made under this program for fiscal year 2022. Mr. Culbreth's potential bonus payment ranged from 0% to 200% of his ending fiscal year 2022 annual base salary, with a target of 120%. Mr. Joachimczyk's potential bonus payment ranged from 0% to 100% of his respective base salary, with a target of 60%, and Mr. Adams and Ms. May had potential bonus payments of 0% to 125% of their respective base salaries, with a target of 75%. The Company's specific adjusted EBITDA and free cash flow goals for fiscal year 2022 are described in the Compensation Discussion and Analysis beginning on page 22, under the heading "Company Goals".

2
These columns reflect the threshold, target, and superior potential number of shares of the Company's common stock that could be issued under performance-based and cultural-based RSUs that each NEO received during fiscal year 2022. Based upon actual Company performance for fiscal year 2022 and target achievement (60%) for Company performance for fiscal years 2023 and 2024 and for the cultural-based RSUs, the actual numbers of shares that the NEOs may earn under the performance-based and cultural-based RSUs if they remain continuously employed through June 1, 2024 are: 7,794 for Mr. Culbreth, 1,491 Mr. Joachimczyk, 1,950 for Mr. Adams, and 1,674 for Ms. May. If the executive terminates employment prior to the vesting date, and after the committee has completed its performance evaluation, due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive's service from the grant date to the date of termination. At the time the grants are made, the potential payouts are performance-driven and, therefore, completely at risk. The Plan measurements for determining the number of earned RSUs are described in the Compensation Discussion and Analysis under the heading "Restricted Stock Units" beginning on page 23.

3
This column reflects the number of RSUs granted to each NEO during fiscal year 2022 that were subject to service-based vesting conditions alone. These RSUs are payable on June 2, 2024 if the NEO remains continuously employed through that date. If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive's service from the grant date to the date of termination.

4
This column reflects the full grant date fair value of the RSUs granted in fiscal year 2022 computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs subject to performance-based and cultural-based vesting is calculated based upon actual Company performance for fiscal year 2022 and target achievement (60%) for Company performance for fiscal years 2023 and 2024 and for the cultural-based RSUs.

Outstanding Equity Awards at 2022 Fiscal Year-End

    The following table provides information on the holdings, as of April 30, 2022, of RSUs awarded to the NEOs. This table includes all unvested RSUs. All unvested RSU awards shown in the table below are scheduled to vest on the third anniversary of the applicable grant date for each award. For additional information about the RSU awards, see the description of long-term incentive awards in the Compensation Discussion and Analysis beginning on page 23.

	Grant	Number of Restricted Stock Units that have Not Yet Vested	Market Value of Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Market Value of Unearned Restricted Stock Units that have Not Yet Vested
Name	Date	1	2	3	2

M. Scott	06/02/21	9,093	$426,007	12,990	$608,582
Culbreth	06/01/20	9,850	$461,473	6,895	$323,031
	06/03/19	7,765	$363,790	—	$—

Paul	06/02/21	1,740	$81,519	2,485	$116,422
Joachimczyk	06/01/20	1,140	$53,409	798	$37,386
	06/03/19	670	$31,343	—	$—

	Grant	Number of Restricted Stock Units that have Not Yet Vested	Market Value of Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Market Value of Unearned Restricted Stock Units that have Not Yet Vested
Name	Date	1	2	3	2

Robert J.	06/02/21	2,275	$106,584	3,250	$152,263
Adams	06/01/20	5,735	$268,685	4,014	$188,056
	06/03/19	4,517	$211,575	—	$—

Teresa M.	06/02/21	1,953	$91,498	2,790	$130,712
May	06/01/20	4,330	$202,861	3,031	$142,002

1	This column reflects the FY20 awards actually earned (scheduled to vest on June 3, 2022) and the unvested service-based component of the FY21 and FY22 awards (scheduled to vest on June 1, 2023 and June 2, 2024, respectively); the unvested FY21 and FY22 performance-based component that has been earned under the FY21 awards (scheduled to vest on June 1, 2023); and the unvested FY22 performance-based component that has been earned under the FY22 awards (scheduled to vest on June 2, 2024).
2	Based on the closing price per share of the Company's common stock as of the last day of fiscal year 2022, April 30, 2022, which was $46.85.
3	This column reflects the unearned FY23 performance-based component and cultural component of the FY21 awards (scheduled to vest on June 1, 2023) and the unearned FY23 and FY24 performance-based components and cultural component of the FY22 awards (scheduled to vest on June 2, 2024), in each case at maximum performance.

RSUs Vested in Fiscal Year 2022

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
	1	2
M. Scott Culbreth	5,841	$494,733
Paul Joachimczyk	—	$—
Robert J. Adams	4,530	$383,691
Teresa M. May	—	$—

1	This column represents the gross number of shares of RSUs that vested, consisting of RSUs that were originally granted in June 2018 and which vested in June 2021.
2	This column represents the value of the RSUs that vested on the date the shares were transferred, which was the closing price of the Company stock on the transfer date.

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2022, for the NEOs under the Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the NEOs during fiscal year 2022. Mr. Culbreth, Mr. Joachimczyk, and Ms. May do not participate in the Pension Plan. See "Pension and Savings Plans" on page 27 for a discussion of pension plan benefits.

		Number of Years	Present Value of	Payments During
	Pension Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Robert J. Adams	Pension Plan	3.8	$—	$89,254

Nonqualified Deferred Compensation

None of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2022.

Employment Agreements and Post-Employment Compensation Arrangements

As of April 30, 2022, the Company had entered into employment agreements with Mr. Culbreth, Mr. Joachimczyk, Mr. Adams and Ms. May to fulfill the duties of each executive's respective position. These employment agreements provide for "double trigger" vesting of outstanding equity awards in connection with a change of control and do not provide for a tax gross-up for any golden parachute excise taxes.

The respective agreements specify a base salary for Mr. Culbreth of at least $700,000 per year, for Mr. Joachimczyk of at least $320,000 per year, for Mr. Adams of at least $254,101 per year, and for Ms. May of at least $320,000 per year, each subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Compensation and Social Principles Committee.

Further, the NEOs are entitled to participate in the Company's annual incentive program with a maximum potential bonus of 200% of Mr. Culbreth's then current base salary, a maximum potential bonus of 100% of Mr. Joachimczyk's then current base salary, and a maximum potential bonus of 125% of Mr. Adams' and Ms. May's then current base salaries, with Compensation and Social Principles Committee discretion to increase the amount of the maximum bonus. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation and Social Principles Committee at the beginning of each fiscal year. The employment agreements with Mr. Culbreth, Mr. Joachimczyk, Mr. Adams, and Ms. May are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year.

Under these agreements, each executive is entitled to severance pay should his employment be terminated by the Company without cause or if the Company decides not to extend the term of the agreement. Mr. Culbreth would be entitled to severance pay for a period of 24 months, in an amount equal to two times the sum of (i) the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement and (ii) 60% of the maximum eligible annual cash bonus for the year of termination. Mr. Joachimczyk, Mr. Adams, and Ms. May are each entitled to severance pay for a period of 12 months, in an amount equal to one times the greater of their annual base salary at the time of termination or the largest base salary in effect during therm of the agreement. The length of Mr. Culbreth's severance pay period is longer than that of Mr. Joachimczyk, Mr. Adams, and Ms. May, due to the greater span of control, accountability, and ability to impact the Company's performance inherent in Mr. Culbreth's role as Chief Executive Officer. The executives would also be entitled to receive subsidized COBRA coverage, and a tax gross-up with respect to such coverage, from the Company following their termination of employment, for a period of up to 18 months for Mr. Culbreth and up to 12 months for Mr. Joachimczyk, Mr. Adams, and Ms. May. The employment agreements define "cause" as neglect of duty that is not corrected after 90 days' written notice, misconduct, malfeasance, fraud, or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Severance payments would be made in accordance with the Company's usual payroll practices for salaried personnel, subject to the requirements of Section 409A of the Code. Under the terms of these agreements, each executive has agreed to not compete with the Company both while they are employed and during the time they receive severance pay, and not to solicit its employees for a period of 12 months after the expiration of the agreements.

Each of the employment agreements for Mr. Culbreth, Mr. Joachimczyk, Mr. Adams, and Ms. May provides certain benefits upon termination in connection with a change in control of the Company. The employment agreements define "change in control" as an acquisition by a third party of 30% or more of the outstanding Company stock; a change in the Company's Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company's pre-transaction shareholders cease to hold more than 50% of the Company's stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. The agreements will remain in effect for 24 months after a change in control. If Mr. Culbreth terminates his employment for good reason within two years after a change in control, or if the Company terminates Mr. Culbreth's employment without cause within 3 months before or two years after a change in control, then he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement, and
•	an amount equal to 60% of the maximum eligible annual cash bonus.

    If Mr. Joachimczyk, Mr. Adams or Ms. May terminates his/her employment for good reason within one year after a change in control, or if the Company terminates Mr. Joachimczyk's, Mr. Adams', or Ms. May's employment without cause within three months before or one year after a change in control, then he/she would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his/her annual base salary at the time of termination, a change in control, or his/her largest base salary in effect during the term of his/her agreement, and
•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of his maximum eligible annual cash bonuses for the year of termination.

Each NEO would have good reason to terminate his/her employment if:

•	his/her base salary is reduced,
•	he/she is not in good faith considered for a bonus,

•	he/she is not in good faith considered for other executive compensation benefits,
•	his/her place of employment is relocated to a location further than 50 miles from his current place of employment, or
•	his/her working conditions or management responsibilities are substantially diminished (other than on account of disability).

If a NEO's employment is terminated without cause, or if the NEO terminates employment for good reason, on or at any time following the date of a change of control, then such officer's outstanding equity awards will become 100% vested. If the termination occurs prior to the date of a change of control but after a definitive agreement has been signed that would result in a change of control if the transaction contemplated by the agreement were consummated, then the executive will conditionally vest in any outstanding equity awards, subject to consummation of the change of control. If one of the NEOs were to terminate employment prior to the vesting date (and with respect to cultural and performance-based RSUs, after the Compensation and Social Principles Committee has completed its performance evaluation) due to retirement, death or disability, the executive would vest in and receive a prorated portion of their RSU awards based upon the executive's total service from the grant date through the date of termination. Retirement is defined as age 55 with at least 10 years of service.

The following table represents the payments that would have been made or value of benefits provided to Mr. Culbreth upon termination of his employment under various scenarios, if that event had occurred on April 30, 2022.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$2,691,000	$1,800,000	$—	$—
Annual Bonus	$3,229,200	$2,160,000	$—	$—
COBRA Reimbursement	$23,474	$23,474	$—	$—
Accelerated RSU Vesting	$3,309,895	$—	$743,926	$—
Total	$9,253,569	$3,983,474	$743,926	$—

1	The cash payments would be triggered by termination of employment by Mr. Culbreth for good reason during the two-year period following a change in control or termination of his employment by the Company without cause within three months before or two years after a change in control. Mr. Culbreth's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Culbreth for good reason at any time on or after a change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Joachimczyk upon termination of his employment under various scenarios, if that event had occurred on April 30, 2022.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$900,000	$450,000	$—	$—
Annual Bonus	$540,000	$—	$—	$—
COBRA Reimbursement	$15,649	$15,649	$—	$—
Accelerated RSU Vesting	$343,249	$—	$84,884	$—
Total	$1,798,898	$465,649	$84,884	$—

1
The cash payments would be triggered by termination of employment by Mr. Joachimczyk for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Joachimczyk's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Joachimczyk for good reason at any time on or after a change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Adams upon termination of his employment under various scenarios, if that event had occurred on April 30, 2022.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$876,016	$438,008	$—	$—
Annual Bonus	$657,012	$—	$—	$—
COBRA Reimbursement	$14,529	$14,529	$—	$—
Accelerated RSU Vesting	$1,926,364	$393,623	$393,623	$—
Total	$3,473,921	$846,160	$393,623	$—

1	The cash payments would be triggered by termination of employment by Mr. Adams for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Adams' unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Adams for good reason at any time on or after a change in control.

    The following table represents the payments that would have been made or value of benefits provided to Ms. May upon termination of her employment under various scenarios, if that event had occurred on April 30, 2022.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$790,000	$395,000	$—	$—
Annual Bonus	$592,500	$—	$—	$—
COBRA Reimbursement	$—	$—	$—	$—
Accelerated RSU Vesting	$863,324	$—	$149,386	$—
Total	$2,245,824	$395,000	$149,386	$—

1	The cash payments would be triggered by termination of employment by Ms. May for good reason within the one-year period after a change in control or termination of her employment by the Company without cause within three months before or one year after a change in control. Ms. May's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Ms. May for good reason at any time on or after a change in control.

Pay Ratio Disclosure

    In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), the Company is required to disclose the ratio of the annual total compensation of the employee with the median of the annual total compensation of all employees ("Median Employee") to the annual total compensation of the principle executive officer ("PEO").

    The Company's PEO is Mr. Culbreth. We identified the Median Employee by examining the total taxable compensation for calendar year 2020, as reported on W-2 statements for US employees or the equivalent for non-US employees, for all employees, excluding our PEO, who were employed by us on February 1, 2020. As of February 1, 2020, we had approximately 9,979 employees, including full-time and part-time permanent employees as well as seasonal or temporary employees, but excluding any temporary workers employed by a third party (i.e., "leased workers"). We annualized the compensation for any full-time permanent employees hired during calendar year 2020, but not for any part-time permanent employees or seasonal or temporary employees. The same Median Employee was used as we used in the prior year. There has been no change to the Company's employee population or compensation agreements that it believes would significantly impact the pay ration disclosure. We calculated the Median Employee's fiscal year 2022 annual total compensation using the same methodology as that used in the Summary Compensation Table for Mr. Culbreth. We included the value of employer paid health benefits for both the Median Employee and Mr. Culbreth.

    The ratio of the annual total compensation of our PEO to the annual total compensation of our Median Employee for fiscal year 2022 is as follows:

Median Employee Annual Total Compensation	$88,562
PEO Annual Total Compensation	$2,757,105
Ratio of PEO to Median Employee Annual Total Compensation	31.1:1

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

COMPENSATION AND SOCIAL PRINCIPLES COMMITTEE REPORT

The Compensation and Social Principles Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2022. This report is provided by the following independent directors, who comprise the Compensation and Social Principles Committee:

Martha M. Hayes, Chair
David A. Rodriguez
Vance W. Tang

COMPENSATION AND SOCIAL PRINCIPLES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation and Social Principles Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPANY'S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

    The Compensation and Social Principles Committee oversees management's evaluation of whether the Company's employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, management reviews the Company's overall compensation structure and may take into account such factors as the overall mix of compensation, the performance metrics that are used under the Company's employee incentive programs, the length of the performance periods under such programs, and the overall business risk of the Company. Management undertakes such a review periodically at the Compensation and Social Principles Committee's direction and reports to the Compensation and Social Principles Committee any finding that a risk related to the Company's compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The Company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

NON-MANAGEMENT DIRECTORS' COMPENSATION

The Company's non-management director compensation program has the following objectives:

•	compensation should fairly pay non-management directors for work required for the Company's size and scope,
•	compensation should align non-management directors' interests with the long-term interests of shareholders, and
•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors' compensation includes the following compensation elements:

Cash Director Fees. The annual cash retainer paid to non-management directors is $70,000 per year. The Non-Executive Chair of the Board receives an additional annual retainer of $125,000 per year, the Audit Committee Chair receives an additional annual retainer of $20,000 per year, the Compensation and Social Principles Committee receives an additional annual retainer of $15,000 per year, and the Governance, Sustainability and Nominating Committee Chair receives an additional annual retainer of $10,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors are reimbursed for out-of-pocket costs incurred for travel and other expenses incurred for attending Board and committee meetings. The Audit Committee Chair changed from Mr. Cogan to Mr. Hendrix after the first quarter of fiscal 2022.

Stock Compensation. During fiscal year 2022, non-employee directors were each awarded 1,290 RSUs under the 2015 Non-Employee Directors Restricted Stock Unit Plan ("Director RSUs"). Under the terms of the Director RSUs, granted August 26, 2021, if the recipients continuously serve as directors of the Company through August 15, 2023, then they will receive 1,290 shares of the Company's common stock. If a director leaves the Board for any reason prior to August 15, 2023, he or she will receive a pro-rata number of shares based on his or her days of service. Upon a change of control of the Company, each non-employee director will receive the full number of shares issuable under the RSUs if he or she continues to serve until the date of the change of control.

Stock Ownership Guidelines. Effective August 2019, the Board of Directors has adopted guidelines for stock ownership by its non-management directors. The stock ownership guideline for non-management directors is equivalent to five times the annual cash retainer. Non-management directors have 5 years from the later of the date they are first elected or appointed to the Board or the date the ownership guidelines went into effect in August 2019 to meet the ownership guideline established by the Board of Directors. The Company determines the amount of Company stock its non-management directors hold by including all shares of Company stock owned outright by the individual as well as unvested RSUs. As of April 30, 2022, all non-management directors met or were on pace to meet the ownership guidelines, except for Ms. Akoma, who joined the Board in fiscal 2022 after the August 2021 RSU grant..

The following table sets forth the compensation earned by or paid to the Company's non-management directors during fiscal year 2022.

	Director Fees Paid In Cash	Director RSUs
Name of Director	1	2	Total
Latasha M. Akoma	$17,500	$—	$17,500
Andrew B. Cogan	$75,000	$101,471	$176,471
James G. Davis, Jr.	$80,000	$101,471	$181,471
Martha M. Hayes	$85,000	$101,471	$186,471
Daniel T. Hendrix	$85,000	$101,471	$186,471
Carol B. Moerdyk	$70,000	$101,471	$171,471
David A. Rodriguez	$70,000	$101,471	$171,471
Vance W. Tang	$195,000	$101,471	$296,471
Emily C. Videtto	$70,000	$101,471	$171,471

1	This column reflects the amount of cash compensation earned during fiscal year 2022 for Board and committee service.
2	This column represents the dollar amounts of the aggregate grant date fair value of the Director RSUs granted during fiscal year 2022 in accordance with FASB ASC Topic 718. These grants were all made on August 26, 2021, and the grant date fair value at the time of the grant is the number of Director RSUs multiplied by the closing price of the Company's stock on the date of grant, which was $78.66. As of April 30, 2022, each director held 2,930 unvested RSUs, with the exception of Mr. Rodriguez and Ms. Videtto who held 1,290 unvested RSUs and Ms. Akoma who held no unvested RSUs .

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

    The following table sets forth information regarding shares of the Company's common stock beneficially owned as of June 17, 2022, by (1) each director and director nominee of the Company, (2) each of the Company's NEOs (as identified in the "Summary Compensation Table"), and (3) the Company's current directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder's name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
Vance W. Tang (1)	46,304	*
Martha M. Hayes (2)	45,130	*
James G. Davis, Jr. (3)	23,543	*
M. Scott Culbreth	19,031	*
Robert J. Adams	9,579	*
Andrew B. Cogan (4)	7,982	*
Daniel T. Hendrix (5)	6,640	*
Paul Joachimczyk	2,436	*
David A. Rodriguez	1,592	*
Teresa M. May	376	*
Latasha M. Akoma	100	*
Emily C. Videtto	0	*
All directors and executive officers as a group (12 persons) (6)	162,713	1.0%

*	Indicates less than 1%.
(1)	Includes 9,664 shares held by Mr. Tang as Trustee for the Tang Family Trust, for which Mr. Tang has shared voting and dispositive power. Includes 1,640 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if Mr. Tang continuously serves on the board of directors through the maturity date for the RSUs.
(2)	Includes 500 shares held by Ms. Hayes as Trustee for the R.M. Dally Family Trust, for which Ms. Hayes has shared voting and dispositive power. Includes 1,640 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if Ms. Hayes continuously serves on the board of directors through the maturity date for the RSUs.
(3)	Includes 1,640 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if Mr. Davis continuously serves on the board of directors through the maturity date for the RSUs.
(4)	Includes 1,640 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if Mr. Cogan continuously serves on the board of directors through the maturity date for the RSUs.
(5)	Includes 1,640 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if Mr. Hendrix continuously serves on the board of directors through the maturity date for the RSUs.
(6)	Includes 8,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 17, 2022 if the director continuously serves on the board of directors through the maturity date for their respective RSUs.

Share Ownership of Principal Beneficial Owners

    The following table sets forth information regarding shares of the Company's common stock beneficially owned by each shareholder the Company believes to own more than 5% of the Company's outstanding common stock. This data is based upon Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder's name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class (6)

BlackRock, Inc. (1)	2,713,632	16.4%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (2)	1,435,543	8.7%
100 Vanguard Blvd.
Malvern, PA 19355

Cooke & Bieler LP (3)	1,242,162	7.5%
2001 Market Street, Suite 4000
Philadelphia, PA 19103

Wellington Management Group LLP (4)	1,083,654	6.5%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

Broad Run Investments Management, LLC (5)	862,723	5.2%
1530 Wilson Blvd, Suite 530
Arlington, VA 22209

(1)	The beneficial ownership information for BlackRock, Inc. is based upon the Schedule 13G/A filed with the SEC on January 27, 2022, which indicated the BlackRock, Inc. has sole voting power over 2,681,293 shares and sole dispositive power over 2,713,632 shares.
(2)	The beneficial ownership information for The Vanguard Group is based upon the Schedule 13G/A filed with the SEC on February 9, 2022, which indicated that The Vanguard Group has shared voting power for 16,430 shares, sole dispositive power for 1,405,291 shares and shared dispositive power for 30,252 shares.
(3)	The beneficial ownership information for Cooke & Bieler LP is based upon the Form 13G filed with the SEC on February 11, 2022, which indicated that Cooke & Bieler LP has shared voting power for 989,972 shares and shared dispositive power for 1,242,162 shares..
(4)	The beneficial ownership information for Wellington Management Group LLP is based upon the Schedule 13G/A filed with the SEC on February 4, 2022, which indicated that Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power for 974,415 shares and shared dispositive power for all 1,083,654 shares, and Wellington Management Company LLP has shared voting power for 963,481 shares and shared dispositive power for 1,050,611 shares.

(5)	The beneficial ownership information for Broad Run Investments Management, LLC is based upon the Schedule 13G/A filed with the SEC on February 14, 2022, which indicated that Broad Run Investments Management, LLC has sole voting power over 833,791 shares and sole dispositive power over all 862,723 shares.
(6)	Percentage calculated based on the number of shares of Company common stock outstanding as of the record date for the Annual Meeting.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who beneficially own more than 10% of the Company's common stock to file with the SEC reports of initial ownership and changes in ownership of the Company's common stock.

Based upon the Company's review of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC during or with respect to the Company's fiscal year ended April 30, 2022, and written representations from the Company's directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10% shareholder failed to file in a timely fashion any such reports.

CERTAIN RELATED PARTY TRANSACTIONS

The Company has written policies concerning related party transactions and potential conflicts of interests. These policies describe the types of transactions and relationships that may qualify as related party transactions or give rise to potential conflicts of interests. All officers and directors, as well as employees who exercise substantial discretionary authority in the performance of their duties, are required to complete an annual questionnaire describing any potential conflicts of interest and certify their compliance with the Company's policies. These responses are reviewed by the Audit Committee. As required by their respective charters, both the Audit Committee and the Governance, Sustainability and Nominating Committee have the responsibility to review related party transactions. The Audit Committee is responsible for the review and approval of all related party transactions and the Governance, Sustainability and Nominating Committee must review and approve related party transactions involving directors. In addition, the Governance, Sustainability and Nominating Committee also is responsible for the review of any potential conflicts of interest involving employees, officers or directors as defined in the Code, which is maintained on the Governance Documents page of the Company's website at
https://americanwoodmark.com/investors/governance-documents. There have been no related party transactions since the beginning of fiscal 2022 and none are currently proposed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2022 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed the Company's unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2022, with management and KPMG LLP (KPMG), the Company's former independent registered public accounting firm, who was responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and the effectiveness of the Company's internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee discussed with KPMG the firm's independence from management and the Company, including matters in the written disclosures and letter from KPMG to the Committee required by the PCAOB.

    The Committee discussed and approved the audit scopes and plans of the Company's internal auditor and KPMG for their respective audits. The Audit Committee met with the Company's internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements as of and for the fiscal year ended April 30, 2022, be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2022. As the result of a competitive bid process, the Audit Committee has selected EY as the Company's independent registered public accounting firm to audit the Company's financial statements for fiscal year 2023 and the Board of Directors has submitted the selection of EY for ratification by the shareholders at the Annual Meeting.

Daniel T. Hendrix, Chair
Latasha M. Akoma
Andrew B. Cogan
James G. Davis, Jr.
Emily C. Videtto

Independent Auditor Fee Information

    Fees for professional services provided by KPMG, the Company's independent registered public accounting firm at the time the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2022, in each of the last two fiscal years in each of the following categories were:

	2022	2021
Audit Fees	$2,200,000	$2,000,000
Audit-Related Fees	$—	$—
Tax Fees	$77,000	$320,000
All Other Fees	$—	$—
Total	$2,277,000	$2,320,000

Audit Fees include fees associated with the annual audit of the Company's financial statements and internal control over financial reporting, as well as reviews of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, comfort letters, and other regulatory filings.

    Audit-Related Fees consisted of fees incurred for employee benefit plan financial statement audits.

    Tax Fees include fees pertaining to tax compliance, tax advice, tax consulting, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by the Company's independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services and related fees. Unless a specific service has been pre-approved with respect to a certain fiscal year, the Audit Committee must approve each permitted service and related fee before the Company's independent registered public accounting firm is engaged to perform such service. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve tax or other non-audit accounting services, provided that the Chair reports those approvals to the Audit Committee at its next scheduled meeting. All audit, audit-related and tax fees set forth above were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

Effective May 23, 2022, the Audit Committee, following a competitive bid process, appointed EY to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2023. The Company, as approved by the Audit Committee, dismissed KPMG as the Company’s independent registered public accounting firm effective as of June 29, 2022, which is the date on which KPMG issued its reports on its audits of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022 and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2022.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended April 30, 2022 and April 30, 2021 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (i) KPMG’s report on the Company’s consolidated financial statements as of and for the year ended April 30, 2022 noted that “[a]s discussed in Note A to the consolidated financial statements, the Company has elected to change its method of accounting for inventory costing from the LIFO method to the FIFO method as of May 1, 2019” and (ii) KPMG’s report on the Company’s consolidated financial statements as of and for the year ended April 30, 2021 noted that “[a]s discussed in Note A to the consolidated financial statements, the Company has elected to change its method of accounting for leases as of May 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.”

During the Company’s fiscal years ended April 30, 2021 and April 30, 2022 and through June 29, 2022, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company for such years.

During the Company’s fiscal years ended April 30, 2021 and April 30, 2022 and through June 29, 2022, no “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K occurred, other than the two material weaknesses in the Company’s internal control over financial reporting disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022. These material weaknesses involved ineffective general information technology controls related to information technology change management within the Made to Order business environment and ineffective risk assessment, control activities and monitoring activities related to the enterprise resource planning system implemented in the fourth quarter of fiscal 2022. The Company is currently in the process of evaluating and/or implementing remediation plans for these material weaknesses. The Audit Committee discussed these matters with KPMG, and the Company has authorized KPMG to respond fully to any inquires of EY with respect to these matters..

During the Company’s fiscal years ended April 30, 2021 and April 30, 2022 and through May 23, 2022, neither the Company nor anyone acting on the Company’s behalf consulted with EY regarding any matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.

ITEM 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected EY as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2023, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. In the event the proposal to ratify the selection of EY is defeated, the adverse vote will be considered as a direction to the Audit Committee to select another independent registered public accounting firm for the next fiscal year ending April 30, 2023. However, because of the expense and difficulty in changing the independent registered public accounting firm after the beginning of the year, the Audit Committee intends to allow the appointment for fiscal year 2023 to stand unless the Audit Committee finds other reasons for making a change.

Representatives of both KPMG and EY will be present at the Company's Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of EY as the independent registered public accounting firm of the Company for fiscal year 2023.

ITEM 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

    The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") added section 14A to the Securities and Exchange Act of 1934, which requires that the Company provide its shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company's NEOs as described in this Proxy Statement under Executive Compensation beginning on page 17, including the Compensation Discussion and Analysis and the accompanying tables and narrative disclosures. This vote is commonly known as "say-on-pay."

    As described in the Compensation Discussion and Analysis, the goal of the Company's executive compensation program is to facilitate the creation of long-term value for its shareholders by attracting and retaining superior senior management personnel, and motivate these executive officers to achieve desired Company and individual performance and to appropriately reward that performance, while aligning their interests with the long-term interests of the Company's shareholders.

    The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the NEOs, as well as the Company's executive compensation philosophy, policies and practices, all as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is non-binding on the Company, the Board of Directors and the Compensation and Social Principles Committee.

    This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. To the extent there is any significant vote against NEO compensation as disclosed in this Proxy Statement, the Compensation and Social Principles Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

    Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

    The Board of Directors unanimously recommends that shareholders vote "FOR" advisory approval of the compensation of the NEOs as described in this Proxy Statement.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in their discretion in the manner they deem proper.

At this time, management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2023 ANNUAL MEETING

The Company plans to hold its 2023 Annual Meeting on August 24, 2023. The Company's bylaws provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2023 Annual Meeting, the notice must be received no later than April 20, 2023. The shareholder's notice must include:

•	the name and address of the shareholder, as they appear on the Company's stock transfer books;
•	the class and number of shares of stock of the Company beneficially owned by the shareholder;
•	a representation that the shareholder is a shareholder of record at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;
•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and
•	any interest that the shareholder may have in such business.

The chair of the 2023 Annual Meeting may dismiss any business that a shareholder attempts to bring before the meeting without complying with these procedures.

If the Company does not receive notice at its principal offices on or before April 20, 2023 of a shareholder proposal for consideration at the 2023 Annual Meeting, the proxies named by the Company's Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

The procedures for nominating a person for election as a director at the 2023 Annual Meeting are discussed under "Procedures for Shareholder Nominations of Directors" beginning on page 14.

A proposal that any shareholder desires to have included in the Company's proxy statement of the 2023 Annual Meeting of shareholders must comply with the SEC's rules regarding shareholder proposals and be received by the Company no later than March 10, 2023. The notice requirements for bringing business before the 2023 Annual Meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC's rules regarding shareholder proposals and that shareholder's proposal is included in the Company's proxy statement for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON AUGUST 18, 2022

The Notice of Annual Meeting of Shareholders, this Proxy Statement and the related form of Proxy and the Annual Report to Shareholders may be accessed on the SEC Reports page of the Company's website at:
https://americanwoodmark.com/investors/financial-reporting.

By Order of the Board of Directors

Paul Joachimczyk
Secretary

July 8, 2022

American Woodmark VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. To elect as directors the nine nominees listed in the attached proxy statement to serve a one year term on the Company's Board of Directors (except as marked to the contrary below):

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Latasha M. Akoma	☐	☐	☐	02 - Andrew B. Cogan	☐	☐	☐	03 - M. Scott Culbreth	☐	☐	☐
04 - James G. Davis, Jr.	☐	☐	☐	05 - Martha M. Hayes	☐	☐	☐	06 - Daniel T. Hendrix	☐	☐	☐
07 - David A. Rodriguez	☐	☐	☐	08 - Vance W. Tang	☐	☐	☐	09 - Emily C. Videtto	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03NU0A

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 18, 2022, AT 9:00 A.M., AT AMERICAN WOODMARK CORPORATION, 561 SHADY ELM ROAD, WINCHESTER, VIRGINIA.

The undersigned hereby appoints Martha M. Hayes and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 17, 2022, at the Annual Meeting of shareholders to be held on August 18, 2022, at 9:00 a.m., at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and in the proxies' discretion on any other matters coming before the meeting.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐